Exhibit 99.1

GFoxx Development to Celebrate Milestone by Ringing Nasdaq Closing Bell on January 3, 2025

Irvine, CA, Jan. 2, 2025 — Foxx Development Holdings Inc. (“Foxx Development” or “Company”) (Nasdaq: FOXX), a leading provider of consumer electronics and integrated Internet-of-Things (IoT) solutions for retail and institutional clients, today announced that it will ring the Nasdaq Closing Bell on Friday, January 3, 2025. This milestone event celebrates the Company’s successful transition to a publicly traded entity in September 2024 and highlights its continued momentum in expanding its business operations and market presence.

The Nasdaq Closing Bell Ceremony, hosted at the iconic Nasdaq MarketSite in Times Square, New York City, is a prestigious tradition celebrating corporate achievements and growth. Greg Foley, CEO of Foxx Development, will lead the ceremony alongside members of the Company’s leadership team, employees, valued customers, strategic partners, and other distinguished guests.

Greg Foley, CEO, stated: “Ringing the Nasdaq Closing Bell is a significant milestone for Foxx Development, representing the dedication and innovation of our team. It reflects our unwavering commitment to sustainable growth, delivering value to shareholders, and providing cutting-edge IoT solutions to our customers. We are excited to celebrate this achievement and continue driving excellence in all we do.

The ceremony will be broadcast live on the Nasdaq website at https://www.nasdaq.com/marketsite/bell-ringing-ceremony, with live footage and event highlights starting at 3:45 p.m. Eastern Time. Photos and videos of the event will also be available on Foxx Development’s corporate website and social media channels shortly after the ceremony.

About Foxx Development Holdings Inc.

Foxx Development is a consumer electronics and integrated Internet-of-Things (IoT) solution company catering to both retail and institutional clients. With robust research and development capabilities and a strategic commitment to cultivating long-term partnerships with mobile network operators, distributors and suppliers around the world, it currently sells a diverse range of products including mobile phones, tablets and other consumer electronics devices throughout the United States, and is in the process of developing and distributing end-to-end communication terminals and IoT solutions. For more information, please visit http://foxxusa.com and http://ir.foxxusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”). Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

Investor Relations Contact:

International Elite Capital
Annabelle Zhang
Telephone: +1(646) 866-7928
Email: foxx@iecapitalusa.com